EXHIBIT 10.5

     AMENDMENT No. 1, dated as of July 31, 2007 (“Waiver”), executed in connection with the Credit Agreement, dated as of November 23, 2005, and entered into by and among MTM Technologies, Inc., a New York corporation ("MTM"), MTM Technologies (California), Inc., a Delaware corporation ("MTM-CA"), MTM Technologies (Texas), Inc., a Delaware corporation ("MTM-TX"), MTM Technologies (US), Inc., a Delaware corporation ("MTM-US"), MTM Technologies (Massachusetts), LLC, a Delaware limited liability company ("MTM-MA") and Info Systems, Inc., a Delaware corporation ("ISI", MTM, MTM-CA, MTM-TX, MTM-US, MTM-MA and ISI being collectively, the "Borrowers" and each a "Borrower"); Columbia Partners, L.L.C. Investment Management, as Investment Manager; and National Electrical Benefit Fund, as Lender (as amended or modified, the “Credit Agreement”). Terms which are capitalized in this Waiver and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

     WHEREAS, in a Waiver Letter dated November 10, 2006 (the “November Waiver Letter”) the Investment Manager and the Lender waived compliance by the Borrowers with the financial covenant contained in Section 6.3(a) of the Credit Agreement (the “Consolidated Senior Leverage Ratio”) and the financial covenant contained in Section 6.3(b) of the Credit Agreement (the “Consolidated Fixed Charge Coverage Ratio”) (such covenants, as the same existed prior to the amendments set forth in Section One of this Waiver, the “Old Columbia Financial Covenants”) until the end of the four fiscal quarters ending on March 31, 2008;

     WHEREAS, the Borrowers have requested that the Investment Manager and the Lender amend the financial covenants contained in Section 6.3 of the Credit Agreement and certain related definition contained in Annex A to the Credit Agreement, and the Investment Manager and the Lender have agreed to the foregoing requests on the terms contained in this Waiver;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section One. Amendment to Credit Agreement.

     (a) Section 1.4 of the Credit Agreement is deleted in its entirety, and following is substituted in lieu thereof:

     “1.4 Payment Premium Upon the occurrence of the Maturity Date, an acceleration of the Loan due to an Event of Default, a Change of Control, a Liquidity Event or a voluntary prepayment pursuant to Section 1.8(a) , Borrowers shall pay to Investment Manager, for the benefit of Lender, in addition to all other amounts due hereunder, a payment premium (the “Payment Premium”) equal to (i) for the period from the Closing Date through and including the First Amendment Date, the amount required to provide the Lender with an IRR during such time period of eleven percent (11%) per annum, except during any period in which an Event of Default shall have occurred and be continuing, in which case the IRR for such period shall be adjusted to thirteen percent (13%) per annum and (ii) for the period from the day immediately following the First Amendment Date through the date on which all Obligations have been paid in full, the amount required to provide the Lender with an IRR during such time period of thirteen and one-half of one percent (13.5%) per annum, except during any period in which an Event of Default shall have occurred and be continuing, in which case the IRR for such period shall be adjusted to fifteen and one-half of one percent (15.5%) per annum, all in accordance with the calculation examples set forth on Exhibit 1.4 (after giving effect to the modification in the rate of the Payment Premium as set forth in clause (ii) above). Notwithstanding anything to the contrary contained herein, in the event of a voluntary partial prepayment made pursuant to Section 1.8(a) or mandatory partial prepayment made in the event of a Liquidity Event pursuant to Section 1.8(b)(ii) , the Payment Premium shall be calculated assuming the payment of all outstanding principal and accrued and unpaid interest, whether or not such amounts are actually paid in connection with the subject prepayment.”

      (b) Section 6.3 of the Credit Agreement is deleted in its entirety, and the following is substituted in lieu thereof:

“6.3 Financial Covenants. Until termination of this Agreement and the full and final payment and satisfaction of all Obligations, each Borrower agrees:

(a)		Consolidated EBITDA. To cause MTM to have Consolidated EBITDA for each measuring period set forth below of not less than the amount set forth below opposite such measuring period:

		measuring period	minimum Consolidated EBITDA
	(i)	fiscal quarter ending on or about June 30, 2007	$350,000

	(ii)	two fiscal quarters ending on or about	$1,120,000
		September 30, 2007

	(iii)	three fiscal quarters ending on or about	$2,660,000
		December 31, 2007

	(iv)	four fiscal quarters ending on or about March	$4,200,000
		31, 2008

(b)		Consolidated Fixed Charge Coverage Ratio. To cause MTM to maintain a Consolidated Fixed Charge Coverage Ratio for each measuring period set forth below of not less than the ratio set forth below opposite such measuring period:

		measuring period	minimum Consolidated Fixed
			Charge Coverage Ratio
	(i)	fiscal quarter ending on or about June 30, 2007	13 to 1.00

	(ii)	two fiscal quarters ending on or about	.25 to 1.00
		September 30, 2007

	(iii)	three fiscal quarters ending on or about	.42 to 1.00
		December 31, 2007

	(iv)	four fiscal quarters ending on or about March	.51 to 1.00
		31, 2008

(b)		Consolidated Fixed Charges. To cause Parent to incur Consolidated Fixed Charges for each fiscal quarter set forth below in an aggregate amount not greater than the amount set forth below opposite such fiscal quarter:

		fiscal quarter ending on or about	maximum Consolidated Fixed
			Charges
	(i)	June 30, 2007	$2,655,000

	(ii)	September 30, 2007	$1,739,000

	(iii)	December 31, 2007	$1,882,000

	(iv)	March 31, 2008	$2,008,000

     Section Two. Amendment of Credit Agreement Definitions. Annex A of the Credit Agreement is amended by adding the terms Consulting Charges and First Amendment Date, and the definitions thereof, in the appropriate alphabetical order, and by deleting the definitions of the terms Consolidated EBITDA and Consolidated Fixed Charges, and substituting the following in lieu thereof:

“Consolidated EBITDA” shall mean, for any period, with respect to the MTM and its consolidated Subsidiaries, other than the Excluded Subsidiaries, all earnings before all interest, tax obligations, depreciation, amortization, stock based compensation and other expense for such period, all determined in conformity with GAAP on a basis consistent with the latest audited financial statements of MTM, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period and restructuring and severance costs for up to $250,000 per quarter and a maximum of $750,000 per annum, and, to the extent included in the calculation of earnings for such period, excluding any Consulting Charges paid during such period.”

“Consolidated Fixed Charges” shall mean, for any period, with respect to MTM and its consolidated Subsidiaries, the sum of (a) all cash interest obligations paid or due during such period, (b) the amount of all scheduled fees paid to Senior Bank Lenders during such period, (c) the amount of principal repaid in cash or scheduled to be repaid but not paid on Indebtedness (other than Senior Bank Indebtedness) during such period (including, without limitation, principal repayments in respect of any Subordinated Debt, but not including principal repayments in respect of any Indebtedness that is, by its terms, payable only in stock) provided, that, cash payments made in respect of Indebtedness incurred in connection with any Permitted Acquisition will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of the Loan or capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Senior Bank Indebtedness or other working capital, (d) unfinanced Capital Expenditures incurred during such period, (e) all cash payments made or due in respect of any earnout or similar contingent obligations during such period, provided, that, such cash payments will be excluded from Consolidated Fixed Charges to the extent that they were made with the proceeds of the Loan or capital contributions (either in the form of equity or Subordinated Debt) and not with the proceeds of Senior Bank Indebtedness or other working capital and (f) all payments made or due in respect of Capital Leases during such period, and (g) all cash charges incurred during such period relating to severance, restructuring and other similar kinds of expenses. For avoidance of doubt, the calculation of Consolidated Fixed Charges for any period of determination shall not include any Consulting Charges due or payable during such period.”

“Consulting Charges” shall mean, for any period, the fees and disbursements due or payable in cash during such period by MTM to Carl Marks Associates for the consulting services provided to the Borrowers by such consultant pursuant to the requirements of Section 7.2(h)(vii) of the CIT Financing Agreement.”

“First Amendment Date” shall mean July 31, 2007.

     Section Three. Effect of the November Waiver Letter. The parties agree that the November Waiver Letter shall (i) have no impact on, and shall not operate as a waiver of, compliance by MTM, after the effective date of this Waiver, with the financial covenants set forth in Section One of this Waiver (collectively, the “New Columbia Financial Covenants”), and (ii) continue to be applicable with respect to the Old Columbia Financial Covenants for all applicable periods on and prior to the effective date of this Waiver, the parties agreeing for the avoidance of doubt that as of and for the four quarters ended March 31, 2007 that the November Waiver Letter continues to waive compliance by MTM with the Old Columbia Financial Covenants through and including the four quarters ended March 31, 2008.

     Section Four. Representations and Warranties. To induce the Investment Manager and the Lender to enter into this Waiver, each of the Borrowers hereby warrants and represents to the Investment Manager and the Lenders as follows:

     (a) all of the representations and warranties contained in the Credit Agreement and each other Loan Document to which such Borrower is a party continue to be true and correct in all material respects as of the date hereof, as if repeated as of the date hereof, and (ii) to the extent of changes resulting from transactions expressly permitted by the Credit Agreement, this Waiver or any of the other Loan Documents, or to the extent that such representations and warranties are expressly made only as of an earlier date;

     (b) the execution, delivery and performance of this Waiver by such Borrower is within its corporate powers, has been duly authorized by all necessary corporate action, and such Borrower has received all necessary consents and approvals, if any are required, for the execution and delivery of this Waiver;

     (c) upon the execution of this Waiver, this Waiver shall constitute the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) general principles of equity; and

     (d) neither the execution and delivery of this Waiver, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to any Borrower, (ii) cause a violation by any Borrower of any order or decree of any court or government instrumentality applicable to it, (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which any Borrower is a party or by which it may be bound, (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of any Borrower, except in favor of the Investment Manager and the Lender, to secure the Obligations, (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of any Borrower, or (vi) be reasonably likely to have a Material Adverse Effect.

     Section Five. General Provisions.

     (a) Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

     (b) To induce the Investment Manager and the Lender to enter into this Waiver, the Borrowers, jointly and severally, represent and warrant to the Investment Manager and the Lender that except for the Events of Default set forth in the November Waiver Letter, or any prior waiver letters executed by parties, no other Event of Default has occurred.

     (c) This Waiver embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect thereto.

     (d) This Waiver shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

     IN WITNESS WHEREOF, the parties to this Waiver have signed below to indicate their agreement with the foregoing and their intent to be bound thereby.

COLUMBIA PARTNERS, L.L.C. INVESTMENT
MANAGEMENT,
as Investment Manager

By: /s/ Jason Crist
Name: Jason Crist
Title: Managing Director

NATIONAL ELECTRICAL BENEFIT FUND,
as Lender
By: Columbia Partners, L.L.C.
Investment Management, its Authorized Signatory

By: /s/ Jason Crist
Name: Jason Crist
Title: Managing Director

MTM TECHNOLOGIES, INC.,
for itself and as Borrowing Agent, and as successor by merger with each of MTM Technologies (California), Inc., and MTM
Technologies (Texas), Inc.

By: /s/ J.W. Braukman III
Name: J.W. Braukman III
Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (US), INC.

By: /s/ J.W. Braukman III
Name: J. W. Braukman III
Title: Senior Vice President and Chief Financial Officer

INFO SYSTEMS, INC.

By: /s/ J.W. Braukman III
Name: J.W. Braukman III
Title: Senior Vice President and Chief Financial Officer

MTM TECHNOLOGIES (MASSACHUSETTS), LLC

By: /s/ J.W. Braukman III
Name: J.W. Braukman III
Title: Senior Vice President and Chief Financial Officer